Exhibit 26(h) i. h. h1.

AMENDMENT TO FUND PARTICIPATION AGREEMENT

This Amendment to the Fund Participation Agreement (“Agreement”) dated August 30, 1999, between Janus Aspen Series, an open-end management investment company organized as a Delaware business trust (the “Trust”), and C.M. Life Insurance Company, a Connecticut life insurance company (the “Company”) is effective as of November 1, 1999.

AMENDMENT

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1.	Schedule A of this Agreement shall be deleted and replaced with the attached Schedule A.

2.	All other terms of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date and year first above written.

C.M. LIFE INSURANCE COMPANY

By:	/s/ James E. Miller
Name:	James E. Miller
Title:	EVP

JANUS ASPEN SERIES

By:	/s/ Bonnie M. Howe
Name:	Bonnie M. Howe
Title:	Assistant Vice President

Schedule A

Separate Accounts and Associated Contracts

Name of Separate Account and Date Established by the Board of Directors.	Contracts Funded By Separate Account
C.M. Life Insurance Company C.M. Multi-Account A August 3, 1994	Panorama Premier Panorama Passage

C.M. Life Variable Life Separate Account I	Survivorship Variable Universal Life II